EXHIBIT 10-ff

AGREEMENT

This Agreement (this “Agreement”), effective as of March 15, 2005, is between Analysts International Corporation, a Minnesota corporation located at 3601 West 76th Street, Minneapolis, Minnesota 55435-0898 (the “Company”) and Walter Michels (the “Executive”).

A. The Executive is currently employed as the Company’s Controller.

B. The Board considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders, and in this connection recognizes that the possibility of a Change in Control may raise uncertainty and questions among management which may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

C. The Company currently has in place various arrangements with certain categories of executives that provide certain economic benefits to those executives in the event of a Change in Control.

D. The Board has put these arrangements in place to minimize the risk that Company executive management will depart prior to a Change in Control, thereby leaving the Company without adequate executive management personnel during such a critical period, and to reinforce and encourage the continued attention and dedication of members of the Company’s executive management to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control.

E. The Board has recognized that continuance of an executive’s position with the Company involves a substantial commitment to the Company in terms of the executive’s personal life and professional career and the possibility of foregoing present and future career opportunities, for which the Company receives substantial benefits.

F. The Board believes that it is necessary and appropriate to harmonize the various currently outstanding arrangements that provide economic benefits to executives in the event of a Change in Control, update and revise these arrangements to include additional provisions consistent with arrangements of this type and to enter into such arrangements with executives who currently are not party to such arrangements but who are at a level of responsibility or position similar to the Company executives who are party to such arrangements.

G. To induce the Executive to remain in the employ of the Company, this Agreement, which has been approved by the Board, sets forth the benefits that the Company agrees will be provided to the Executive in the event the Executive’s employment with the Company is terminated in connection with a Change in Control under the circumstances described below.

H. Certain capitalized terms that are used in this Agreement are defined in Exhibit A, which is an integral part of this Agreement.

Accordingly, the Company and Employee each intending to be legally bound, agree as follows:

1. Term of Agreement. This Agreement is effective immediately and will have an initial term ending on December 31, 2005. After this initial term, this Agreement will automatically continue for consecutive one-year terms (“Renewal Periods”) unless and until the Company or the Executive has given notice to the other at least 90 calendar days prior to the commencement of the next Renewal Period that this Agreement will not be extended past such next Renewal Period. For example, if the Company notifies the Executive on September 1, 2005 of its intent not to renew this Agreement, the term of this Agreement will end at the end of the next Renewal Period, which will be on December 31, 2006. Notwithstanding anything in the foregoing to the contrary, if a Change in Control has occurred during the term of this Agreement, this Agreement will continue in effect beyond the termination date then in effect for a period of 36 months following the month during which the Change in Control occurs or, if later, until the date on which the Company’s obligations to the Executive arising under or in connection with this Agreement have been satisfied in full.

2. Benefits upon a Change in Control Termination. The Executive will become entitled to the benefits described in this Section 2 if and only if (i) the Executive terminates the Executive’s employment with the Company for any reason within the period beginning on the first day of the 11th month that begins after the month during which the Change in Control occurs and ending on the last day of such month or (ii) (x) the Company terminates the Executive’s employment for any reason other than the Executive’s death or Cause, or the Executive terminates the Executive’s employment with the Company for Good Reason, and (y) the termination occurs either within the period beginning on the date of a Change in Control and ending on the last day of the 36th month that begins after the month during which the Change in Control occurs or prior to a Change in Control if the Executive’s termination was either a condition of the Change in Control or was at the request or insistence of a Person related to the Change in Control.

(a) Cash Payment. Not more than 10 days following the Date of Termination, or, if later, not more than 10 days following the date of the Change in Control, the Company will make a lump-sum cash payment to the Executive in an amount equal to (i) 2.99 times the Executive’s Eligible Earnings, less (ii) any incentive compensation payments made to the Executive for the year ending after the Executive’s Date of Termination.

(b) Special Executive Retirement Plan. The termination of the Executive’s employment will be deemed a “separation from service” pursuant to Section 5 of the Company’s Restated Special Executive Retirement Plan and the Company will pay the applicable monthly benefit to the Executive pursuant to Section 4 of the Company’s Restated Special Executive Retirement Plan. The Company will provide for payment of the benefit pursuant to this Section 2(b) and Section 4 of the Company’s Restated Special Executive Retirement Plan through a trust. The trust must (1) be a grantor trust with respect to which the Company is treated as the grantor, (2) not cause benefits under this Section 2(b) to be funded for federal income tax purposes or for purposes of ERISA, and (3) provide that trust assets will, upon the Company’s insolvency, be used to satisfy the claims of the Company’s general creditors. Neither the Executive nor the Executive’s surviving spouse will have any interest in the assets of the trust.

(c) Group Health and Dental Plans. During the continuation period (as defined below), the Company will maintain a group health and dental plan(s) which by its terms covers the Executive (and the Executive’s family members and dependents who were eligible to be covered at any time during the 90-day period immediately prior to the date of the Change in Control for the period after the Change in Control in which such family members and dependents would otherwise continue to be covered under the terms of the plan in effect immediately prior to the Change in Control) under the same terms and at the same cost to the Executive and the Executive’s family members and dependents as similarly situated individuals who continue to be employed by the Company (without regard to any reduction in such benefits that constitutes Good Reason). The “continuation period” is the period beginning on the Executive’s Date of Termination and ending on the earlier of (i) the last day of the 18th month that begins after the Executive’s Date of Termination or (ii) the date after the Executive’s Date of Termination on which the Executive first becomes eligible to participate as an employee in a plan of another employer providing group health and dental benefits to the Executive and the Executive’s eligible family members and dependents which plan does not contain any exclusion or limitation with respect to any pre-existing condition of the Executive or any eligible family member or dependent who would otherwise be covered under the Company’s plan but for this clause (ii). To the extent the Executive incurs a tax liability (including federal, state and local taxes and any interest and penalties with respect thereto) in connection with a benefit provided pursuant to this Section 2(c) which the Executive would not have incurred had the Executive been an active employee of the Company participating in the Company’s group health and dental plan, the Company will make a payment to the Executive in an amount equal to such tax liability plus an additional amount sufficient to permit the Executive to retain a net amount after all taxes (including penalties and interest) equal to the initial tax liability in connection with the benefit. For purposes of applying the foregoing, the Executive’s tax rate will be deemed to be the highest statutory marginal state and federal tax rate (on a combined basis) then in effect. The payment pursuant to this Section 2(c) will be made within 10 days after the Executive’s remittal of a written request for payment accompanied by a statement indicating the basis for and amount of the liability.

(d) Other Welfare Benefits. During the period beginning on the Executive’s Date of Termination and ending on the earlier of (i) the last day of the eighteenth (18th) month that begins after the Executive’s Date of Termination, or (ii) the date after the Executive’s Date of Termination on which the Executive first becomes eligible to participate as an employee in a plan of another employer providing substantially similar welfare benefits to the Executive in the aggregate (and the Executive’s family members and dependents who were eligible to be covered at any time during the 90-day period immediately prior to the date of a Change in Control for the period after the Change in Control in which such family members and dependents would otherwise continue to be covered under the terms of the applicable Benefit Plan in effect immediately prior to the Change in Control), the Company will provide, or arrange to provide, to the extent such policies or coverages can be obtained on commercial reasonable terms, the same or equivalent accidental death and dismemberment, short and long-term disability, life insurance coverages, and all other insurance policies and health and welfare benefits (other than benefits pursuant to any cafeteria plan maintained by the Company pursuant to Section 125 of the Code) to the Executive (and the Executive’s family members and dependents who were eligible to be covered at any time during the 90-day period immediately prior to the date of a Change in Control for the period after the Change in Control in which such family members and dependents would otherwise continue to be covered under the terms of the applicable Benefit Plan in effect immediately prior to the Change in Control) under the same terms and at the same cost to the Executive and the Executive’s family members and dependents as similarly situated individuals who continue to be employed by the Company (without regard to any reduction in such benefits that constitutes Good Reason). To the extent the Executive incurs a tax liability (including federal, state and local taxes and any interest and penalties with respect thereto) in connection with a benefit provided pursuant to this Section 2(d) which the Executive would not have incurred had the Executive been an active employee of the Company participating in the Company’s welfare benefit plans, the Company will make a payment to the Executive in an amount equal to such tax liability plus an additional amount sufficient to permit the Executive to retain a net amount after all taxes (including penalties and interest) equal to the initial tax liability in connection with the benefit. For purposes of applying the foregoing, the Executive’s tax rate will be deemed to be the highest statutory marginal state and federal tax rate (on a combined basis) then in effect. The payment pursuant to this Section 2(d) will be made within 10 days after the Executive’s remittal of a written request for payment accompanied by a statement indicating the basis for and amount of the liability.

(e) Termination of Non-Competition Agreements. All non-competition agreements (or non-competition provisions within other agreements) restricting the activities of the Executive after the termination of the Executive’s employment with the Company will be null and void and of no further force and effect.

If, on or after the date of a Change in Control, an Affiliate is sold, merged, transferred or in any other manner or for any other reason ceases to be an Affiliate or all or any portion of the business or assets of an Affiliate are sold, transferred or otherwise disposed of and the acquiror is not the Parent Corporation or an Affiliate (a “Disposition”), and the Executive remains or becomes employed by the acquiror or an “affiliate” of the acquiror (as defined in this Agreement but substituting “acquiror” for “Parent Corporation”) in connection with the Disposition, the Executive will be deemed to have terminated employment on the effective date of the Disposition for purposes of this Section 2 and will be entitled to the benefits described in this Section 2 unless (x) the acquiror and its affiliates jointly and severally expressly assume and agree, in a manner that is enforceable by the Executive, to perform the obligations of this Agreement to the same extent that the Company would be required to perform if the Disposition had not occurred and (y) the Successor guarantees, in a manner that is enforceable by the Executive, payment and performance by the acquiror.

3. Gross-Up Payments.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it will be determined that any payments or distributions by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any payments required under this Section 3) (collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of Section 3(d), all determinations required to be made under this Section 3, including whether and when a Gross-Up Payment is required and the amount such Gross-Up Payment and the assumptions to be used in arriving at such determination, must be made by the Company’s external auditors (the “Accounting Firm”), which must provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive must appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm will then be referred to as the “Accounting Firm” hereunder). All fees and expenses of the Accounting Firm must be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 3, must be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm will be binding upon the Company and the Executive.

(c) As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which should have been made by the Company will not have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 3(d) and the Executive thereafter is required to make a payment of any additional Excise Tax, the Accounting Firm must determine the amount of the Underpayment that has occurred and any such Underpayment must be promptly paid by the Company to or for the benefit of the Executive.

(d) The Executive must notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification must be given as soon as practicable but no later than 10 business days after the Executive knows of such claim and must apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive must not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive must:

(i) give the Company any information reasonably requested by the Company relating to such claim;

(ii) take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order to effectively contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company will bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and will indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3(d), the Company will control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided further, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company will advance the amount of such payment to the Executive on an interest-free basis and will indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(e) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 3(d), the Executive becomes entitled to receive any refund with respect to such claim, the Executive must (subject to the Company’s complying with the requirements of Section 3(d)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 3(d), a determination is made that the Executive will not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

4. Indemnification. Following a Change in Control, the Company will indemnify and advance expenses to the Executive for damages, costs and expenses (including, without limitation, judgments, fines, penalties, settlements and reasonable fees and expenses of the Executive’s counsel) incurred in connection with all matters, events and transactions relating to the Executive’s service to or status with the Company or any other corporation, employee benefit plan or other Person for which the Executive served at the request of the Company to the extent that the Company would have been required to do so under applicable law, corporate articles, bylaws or agreements or instruments of any nature with or covering the Executive, as in effect immediately prior to the Change in Control and to any further extent as may be determined or agreed upon following the Change in Control.

5. Miscellaneous.

(a) Successors. The Parent Corporation must seek to have any Successor, by agreement in form and substance satisfactory to the Executive, assent to the fulfillment by the Company of the Company’s obligations under this Agreement. Failure of the Parent Corporation to obtain such assent at least three business days prior to the time a Person becomes a Successor (or where the Parent Corporation does not have at least three business days’ advance notice that a Person may become a Successor, within one business day after having notice that such Person may become or has become a Successor) will constitute Good Reason for termination by the Executive of the Executive’s employment. The date on which any such succession becomes effective will be deemed the Date of Termination, and Notice of Termination will be deemed to have been given on that date. A Successor has no rights, authority or power with respect to this Agreement prior to a Change in Control.

(b) Binding Agreement. This Agreement inures to the benefit of, and is enforceable by, the Executive, the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amount would still be payable to the Executive under this Agreement if the Executive had continued to live, all such amounts, unless otherwise provided in this Agreement, will be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such designee, to the Executive’s estate.

(c) No Mitigation. The Executive will not be required to mitigate the amount of any benefits the Company becomes obligated to provide to the Executive in connection with this Agreement by seeking other employment or otherwise. The benefits to be provided to the Executive in connection with this Agreement may not be reduced, offset or subject to recovery by the Company by any benefits the Executive may receive from other employment or otherwise.

(d) No Setoff. The Company has no right to setoff benefits owed to the Executive under this Agreement against amounts owed or claimed to be owed by the Executive to the Company under this Agreement or otherwise.

(e) Taxes. All benefits to be provided to the Executive in connection with this Agreement will be subject to required withholding of federal, state and local income, excise and employment-related taxes. The Company’s good faith determination with respect to its obligation to withhold such taxes relieves it of any obligation that such amounts should have been paid to the Executive.

(f) Notices. For the purposes of this Agreement, notices and all other communications provided for in, or required under, this Agreement must be in writing and will be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party’s respective address set forth on the first page of this Agreement (provided that all notices to the Company must be directed to the attention of the chair of the Board), or to such other address as either party may have furnished to the other in writing in accordance with these provisions, except that notice of change of address will be effective only upon receipt.

(g) Disputes. If the Executive so elects, any dispute, controversy or claim arising under or in connection with this Agreement will be settled exclusively by binding arbitration administered by the American Arbitration Association in Minneapolis, Minnesota in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect; provided that the Executive may seek specific performance of the Executive’s right to receive benefits until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. If any dispute, controversy or claim for damages arising under or in connection with this Agreement is settled by arbitration, the Company will pay, or if elected by the Executive, reimburse, all fees, costs and expenses incurred by the Executive related to such arbitration unless the arbitrators decide that the Executive’s claim was frivolous or advanced by the Executive in bad faith. If the Executive does not elect arbitration, the Executive may pursue all available legal remedies. The Company will pay, or if elected by the Executive, reimburse the Executive for, all fees, costs and expenses incurred by the Executive in connection with any actual, threatened or contemplated litigation relating to this Agreement to which the Executive is or reasonably expects to become a party, whether or not initiated by the Executive, if the Executive is successful in recovering any benefit under this Agreement as a result of such action. The parties agree that any litigation arising under or in connection with this Agreement must be brought in a court of competent jurisdiction in the State of Minnesota, and hereby consent to the exclusive jurisdiction of said courts for this purpose and agree not to assert that such courts are an inconvenient forum. The Company will not assert in any dispute or controversy with the Executive arising under or in connection with this Agreement the Executive’s failure to exhaust administrative remedies.

(h) Effect of Plan Benefits on Other Severance Plans. In the event the Executive receives any payment under the terms of this Agreement, the Executive will not be eligible to receive benefits under any other severance pay plan sponsored or maintained by the Company, including without limitation the Analysts International, Inc. Executive Change in Control Severance Pay Plan and the Analysts International, Inc. Change in Control Severance Pay Plan.

(i) Other Arrangements. This Agreement, including Exhibit A attached hereto and incorporated as an integral part of this Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof, and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter to this Agreement have been made by any party which are not expressly set forth in this Agreement. To the extent that any provision of any Other Arrangement limits, qualifies or is inconsistent with any provision of this Agreement, then for purposes of this Agreement, while such Other Arrangement remains in force, the provision of this Agreement will control and such provision of such Other Arrangement will be deemed to have been superseded, and to be of no force or effect, as if such Other Arrangement had been formally amended to the extent necessary to accomplish such purpose. Nothing in this Agreement prevents or limits the Executive’s continuing or future participation in any Other Arrangement for which the Executive may qualify, and nothing in this Agreement limits or otherwise affects the rights the Executive may have under any Other Arrangement. Amounts that are vested benefits or which the Executive is otherwise entitled to receive under any Other Arrangement at or subsequent to the Date of Termination will be payable in accordance with such Other Arrangement.

(j) No Employment or Service Contract. Nothing in this Agreement is intended to provide the Executive with any right to continue in the employ of the Company for any period of specific duration or interfere with or otherwise restrict in any way the Executive’s rights or the rights of the Company.

(k) Payment; Assignment. Benefits payable under this Agreement will be paid only from the general assets of the Company. No person has any right to or interest in any specific assets of the Company by reason of this Agreement. To the extent benefits under this Agreement are not paid when due to any individual, he or she is a general unsecured creditor of the Company with respect to any amounts due. Benefits payable pursuant to this Agreement and the right to receive future benefits may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subject to any charge.

(l) Late Payments. Benefits not paid under this Agreement when due will accrue interest at the rate of 18% per year or the maximum rate permitted under applicable law.

(m) Survival. The respective obligations of, and benefits afforded to, the Company and the Executive which by their express terms or clear intent survive termination of the Executive’s employment with the Company or termination of this Agreement, as the case may be, will survive termination of the Executive’s employment with the Company or termination of this Agreement, as the case may be, and will remain in full force and effect according to their terms.

(n) Amendments; Waivers. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by the Executive and a duly authorized officer of the Parent Corporation. No waiver by any party to this Agreement at any time of any breach by another party to this Agreement of, or of compliance with any condition or provision of this Agreement to be performed by such party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(o) Governing Law. This Agreement and the legal relations among the parties as to all matters, including, without limitation, matters of validity, interpretation, construction, performance and remedies, will be governed by and construed exclusively in accordance with the internal laws of the State of Minnesota (without regard to the conflict of laws principles of any jurisdiction).

(p) Further Assurances. The parties to this Agreement agree to perform, or cause to be performed, such further acts and deeds and to execute and deliver or cause to be executed and delivered, such additional or supplemental documents or instruments as may be reasonably required by the other party to carry into effect the intent and purpose of this Agreement.

(q) Interpretation. The invalidity or unenforceability of all or any part of any provision of this Agreement will not affect the validity or enforceability of the remainder of such provision or of any other provision of this Agreement, which will remain in full force and effect.

(r) Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

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The Company and the Executive have executed this Agreement as of the date first above written.

ANALYSTS INTERNATIONAL CORPORATION

By:	Walter Michels

Agreed to as of this 17th day of March, 2005

/s/ Walter Michels

Exhibit A
DEFINITIONS

For purposes of the Agreement, the following terms will have the meaning set forth below in this Exhibit A unless the context clearly requires otherwise. Terms defined elsewhere in the Agreement will have the same meaning throughout the Agreement.

1. “Affiliate” means (i) any corporation at least a majority of whose outstanding securities ordinarily having the right to vote at elections of directors is owned directly or indirectly by the Parent Corporation or (ii) any other form of business entity in which the Parent Corporation, by virtue of a direct or indirect ownership interest, has the right to elect a majority of the members of such entity’s governing body.

2. “Base Pay” means the Executive’s annual base salary from the Company at the rate in effect immediately prior to a Change in Control or at the time Notice of Termination is given, whichever is greater. Base Pay includes only regular cash salary (plus the amount of any automobile allowance paid to the Executive or any automobile lease payments made by the Company on behalf of the Executive) and is determined before any reduction for deferrals pursuant to any nonqualified deferred compensation plan or arrangement, qualified cash or deferred arrangement or cafeteria plan.

3. “Benefit Plan” means any

(a) employee benefit plan as defined in Section 3(3) of ERISA;

(b) cafeteria plan described in Code Section 125;

(c) plan, policy or practice providing for paid vacation, other paid time off or short-or long-term profit sharing, bonus or incentive payments or perquisites; or

(d) stock option, stock purchase, restricted stock, phantom stock, stock appreciation right or other equity-based compensation plan with respect to the securities of any Affiliate that is sponsored, maintained or contributed to by the Company for the benefit of employees (and/or their families and dependents) generally or the Executive in particular (and/or the Executive’s family and dependents).

4. “Board” means the board of directors of the Parent Corporation duly qualified and acting at the time in question. On and after the date of a Change in Control, any duty of the Board in connection with this Agreement is nondelegable and any attempt by the Board to delegate any such duty is ineffective.

5. “Cause” means:

(a) the Executive’s gross misconduct that is materially and demonstrably injurious to the Company;

(b) the Executive’s willful and continued failure to perform substantially the Executive’s duties with the Company (other than any such failure (1) resulting from the Executive’s incapacity due to bodily injury or physical or mental illness or (2) relating to changes in the Executive’s duties after a Change in Control that constitute Good Reason) after a demand for substantial performance is delivered to the Executive by the chair of the Board which specifically identifies the manner in which the Executive have not substantially performed the Executive’s duties and provides for a reasonable period of time within which the Executive may take corrective actions; or

(c) the Executive’s conviction (including a plea of nolo contendere) of willfully engaging in illegal conduct constituting a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs the Executive’s ability to perform substantially the Executive’s duties for the Company.

An act or failure to act will be considered “gross or willful” for this purpose only if done, or omitted to be done, by the Executive in bad faith and without reasonable belief that it was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board (or a committee thereof) or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. It is also expressly understood that the Executive’s attention to matters not directly related to the business of the Company will not provide a basis for termination for Cause so long as the Board did not expressly disapprove in writing of the Executive’s engagement in such activities either before or within a reasonable period of time after the Board knew or could reasonably have known that the Executive engaged in those activities. Notwithstanding the foregoing, the Executive may not be terminated for Cause unless and until there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive were guilty of the conduct set forth above in clauses (a), (b) or (c) of this definition and specifying the particulars thereof in detail.

6. “Change in Control” means the occurrence of any of the following on or after December 18, 2000:

(a) the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of the Parent Corporation, in one transaction or in a series of related transactions, to any Person;

(b) the approval by the shareholders of the Parent Corporation of any plan or proposal for the liquidation or dissolution of the Parent Corporation;

(c) any Person, other than a “bona fide underwriter,” becomes, after the date of this Agreement, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (i) 20 percent or more, but not more than 50 percent, of the

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combined voting power of the Parent Corporation’s outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the “continuity directors” or (ii) more than 50 percent of the combined voting power of the Parent Corporation’s outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the continuity directors);

(d) a merger or consolidation to which the Parent Corporation is a party if the shareholders of the Parent Corporation immediately prior to the effective date of such merger or consolidation have, solely on account of ownership of securities of the Parent Corporation at such time, “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) immediately following the effective date of such merger or consolidation of securities of the surviving corporation representing (i) 50 percent or more, but not more than 80 percent, of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the continuity directors, or (ii) less than 50 percent of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the continuity directors); or

(e) the continuity directors cease for any reason to constitute at least a majority of the Board.

For purposes of the definition of a Change in Control, a “continuity director” means any individual who is a member of the Board on the date of the Agreement, while he or she is a member of the Board, and any individual who subsequently becomes a member of the Board whose election or nomination for election by the Parent Corporation’s shareholders was approved by a vote of at least a majority of the directors who are continuity directors (either by a specific vote or by approval of the proxy statement of the Parent Corporation in which such individual is named as a nominee for director without objection to such nomination). For example, if a majority of the seven individuals constituting the Board on December 18, 2000, approved a proxy statement in which two different individuals were nominated to replace two of the individuals who were members of the Board on December 18, 2000, the two newly elected directors would join the five remaining directors who were members of the Board on December 18, 2000 as continuity directors. Similarly, if a majority of those seven directors approved a proxy statement in which three different individuals were nominated to replace three other directors who were members of the Board on December 18, 2000, the three newly elected directors would also become, along with the other four directors, continuity directors. Individuals subsequently joining the Board could become continuity directors under the principles reflected in this example. For purposes of the definition of a Change in Control, a “bona fide underwriter” means a Person engaged in business as an underwriter of securities that acquires securities of the Parent Corporation through such Person’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

7. “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes a reference to such provision as it may be amended from time to time and to any successor provision.

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8. “Company” means the Parent Corporation, any Successor and any Affiliate.

9. “Date of Termination” following a Change in Control (or prior to a Change in Control if the Executive’s termination was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control) means:

(a) if the Executive’s employment is to be terminated by the Executive, the date specified in the Notice of Termination which in no event may be a date more than 15 days after the date on which Notice of Termination is given unless the Company agrees in writing to a later date;

(b) if the Executive’s employment is to be terminated by the Company for Cause, the date specified in the Notice of Termination;

(c) if the Executive’s employment is terminated by reason of the Executive’s death, the date of the Executive’s death; or

(d) if the Executive’s employment is to be terminated by the Company for any reason other than Cause or the Executive’s death, the date specified in the Notice of Termination, which in no event may be a date earlier than 15 days after the date on which a Notice of Termination is given, unless the Executive expressly agrees in writing to an earlier date.

In the case of termination by the Company of the Executive’s employment for Cause, if the Executive has not previously expressly agreed in writing to the termination, then within the 30-day period after the Executive’s receipt of the Notice of Termination, the Executive may notify the Company that a dispute exists concerning the termination, in which event the Date of Termination will be the date set either by mutual written agreement of the parties or by the judge or arbitrators in a proceeding as provided in Section 5(g) of the Agreement. During the pendency of any such dispute, the Executive will continue to make the Executive available to provide services to the Company and the Company will continue to pay the Executive the Executive’s full compensation and benefits in effect immediately prior to the date on which the Notice of Termination is given (without regard to any changes to such compensation or benefits that constitute Good Reason) and until the dispute is resolved in accordance with Section 5(g) of the Agreement. The Executive will be entitled to retain the full amount of any such compensation and benefits without regard to the resolution of the dispute unless the judge or arbitrators decide(s) that the Executive’s claim of a dispute was frivolous or advanced by the Executive in bad faith.

10. “Eligible Earnings” means the sum of (i) the Executive’s Base Pay plus (ii) Targeted Incentive.

11. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Any reference to a specific provision of ERISA includes a reference to such provision as it may be amended from time to time and to any successor provision.

12. “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act or to any rule or regulation thereunder

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includes a reference to such provision as it may be amended from time to time and to any successor provision.

13. “Good Reason” means:

(a) a change in the Executive’s title(s), status, position(s), authority, duties or responsibilities as an executive of the Company as in effect immediately prior to the Change in Control which, in the Executive’s reasonable judgment, is material and adverse (other than, if applicable, any such change directly attributable to the fact that the Parent Corporation is no longer publicly owned); provided, however, that Good Reason does not include such a change that is remedied by the Company promptly after receipt of notice of such change is given by the Executive;

(b) a reduction by the Company in the Executive’s Base Pay, or an adverse change in the form or timing of the payment thereof, as in effect immediately prior to the Change in Control or as thereafter increased;

(c) the failure by the Company to cover the Executive under Benefit Plans that, in the aggregate, provide substantially similar benefits to the Executive and/or the Executive’s family and dependents at a substantially similar total cost to the Executive (e.g., premiums, deductibles, co-pays, out of pocket maximums, required contributions and the like) relative to the benefits and total costs under the Benefit Plans in which the Executive (and/or the Executive’s family or dependents) were participating at any time during the 90-day period immediately preceding the Change in Control;

(d) the Company’s requiring the Executive to be based more than 30 miles from where the Executive’s office is located immediately prior to the Change in Control, except for required travel on the Company’s business, and then only to the extent substantially consistent with the business travel obligations which the Executive undertook on behalf of the Company during the 90-day period immediately preceding the Change in Control (without regard to travel related to or in anticipation of the Change in Control);

(e) the failure by the Company to obtain from any Successor the assent to this Agreement contemplated by Section 5(a) of the Agreement;

(f) any purported termination by the Company of the Executive’s employment that is not properly effected pursuant to a Notice of Termination and pursuant to any other requirements of this Agreement, and, for purposes of this Agreement, no such purported termination will be effective; or

(g) any refusal by the Company to continue to allow the Executive to attend to matters or engage in activities not directly related to the business of the Company which, at any time prior to the Change in Control, the Executive were not expressly prohibited in writing by the Board from attending to or engaging in.

The Executive’s continued employment does not constitute consent to, or waiver of any rights arising in connection with, any circumstances constituting Good Reason. The Executive’s

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termination of employment for Good Reason as defined above will constitute Good Reason for all purposes of the Agreement notwithstanding that the Executive may also thereby be deemed to have retired under any applicable benefit plan, policy or practice of the Company.

14. “Notice of Termination” means a written notice given on or after the date of a Change in Control (unless the Executive’s termination before the date of the Change in Control was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control in which case the written notice may be given before the date of the Change in Control) which indicates the specific termination provision in the Agreement pursuant to which the notice is given. Any purported termination by the Company or by the Executive on or after the date of a Change in Control (or before the date of a Change in Control if the Executive’s termination was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control) must be communicated by written Notice of Termination to be effective; provided, that the Executive’s failure to provide Notice of Termination will not limit any of the Executive’s rights under the Agreement except to the extent the Company demonstrates that it suffered material actual damages by reason of such failure.

15. “Other Arrangement” is any Benefit Plan or other plan, policy or practice of the Company or any other agreement between the Executive and the Company, other than this Agreement.

16. “Parent Corporation” means Analysts International Corporation and any Successor.

17. “Person” means any individual, corporation partnership, group, association or other person,” as such term is used in Section 13(d) or Section 14(d) of the Exchange Act, other than the Parent Corporation, any Affiliate or any benefit plan(s) sponsored by the Parent Corporation or an Affiliate.

18.  “Successor” means any Person that succeeds to, or has the practical ability to control (either immediately or solely with the passage of time), the Parent Corporation’s business directly, by merger, consolidation or other form of business combination, or indirectly, by purchase of the Parent Corporation’s outstanding securities ordinarily having the right to vote at the election of directors or all or substantially all of its assets or otherwise.

19. “Targeted Incentive” means, for purposes of this Agreement, the applicable percentage of the Executive’s Base Pay targeted as incentive compensation, if any, for the fiscal year in which a Change in Control Termination occurs.

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